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Exhibit 99.1

Media Contacts:
Val Heusinkveld Extended Systems 208-287-6276 val.heusinkveld@extendedsystems.com	Amy Childress Extended Systems 208-287-6083 amy.childress@extendedsystems.com

Sybase Signs Agreement to Acquire Extended Systems
Acquisition Valued at Approximately $71.3 Million

        BOISE, Idaho—July 29, 2005—Extended Systems Incorporated (NASDAQ: XTND), a leading provider of mobile software solutions, announced today that it has signed a definitive agreement with Sybase (NYSE: SY) pursuant to which Sybase will acquire Extended Systems. The proposed acquisition is a cash merger with a total diluted equity value of approximately $71.3 million, or $4.460847 per share. The transaction, which is subject to regulatory approval, Extended Systems' stockholder approval and other specified closing conditions, is expected to close in the fourth quarter of 2005. Following the closing of the transaction, Sybase intends to integrate Extended Systems into Sybase's iAnywhere Solutions subsidiary.

        Founded in 1984, Extended Systems brings to Sybase patented technology, approximately 2,500 enterprise customers worldwide, and a very strong presence in Europe. Extended Systems is headquartered in Boise, Idaho, with 180 employees in North America and Europe.

        "The acquisition of Extended Systems is expected to enhance our portfolio of mobile middleware solutions and strengthen our geographic presence, particularly in Europe," said Sybase's Chairman, President, and CEO John Chen. "This acquisition will position Sybase with a powerful end-to-end information mobility offering that, when combined with our industry leading mobile database and mobile device management products, will enable Sybase to be in a great position to deliver on the benefits of the Unwired Enterprise."

        "Extended Systems shares the Sybase vision of the Unwired Enterprise, and holds the same commitment to giving mobile users throughout the globe a true information edge," said Charles W. Jepson, president and CEO, Extended Systems. "By combining our powerful technologies and global channels, Fortune 500 customers worldwide will benefit from our continued innovation in mobile information management."

        WR Hambrecht + Co acted as exclusive financial advisor to Extended Systems Incorporated on this transaction.

About Extended Systems

        Extended Systems provides the expertise, strategy and solutions to help enterprise organizations streamline their business processes through mobile technology. Extended Systems' OneBridge mobile solutions suite enables companies to mobilize critical enterprise applications such as e-mail, field service, sales force automation (SFA), enterprise resource planning (ERP) and customer relationship management (CRM). Extended Systems has more than 2,500 enterprise customers worldwide and key alliance relationships. Founded in 1984, Extended Systems has offices and subsidiaries in the United States and worldwide. For more information, call 1-800-235-7576 or visit the Extended Systems' web site at www.extendedsystems.com.

About Sybase, Inc.

        Sybase is the largest enterprise software company specializing in managing and mobilizing information from the data center to the point of action. Sybase provides open, cross-platform solutions that securely deliver information anytime, anywhere, enabling customers to create an information edge.

The world's most critical data in commerce, communications, finance, government and healthcare runs on Sybase. For more information, visit the Sybase Web site: http://www.sybase.com.

        Sybase and iAnywhere Solutions are trademarks of Sybase, Inc. ® indicates registration in the United States of America.

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Cautionary Statement Regarding Forward-Looking Statements

        Certain statements in this press release regarding the proposed transaction between Sybase and Extended Systems, the expected timetable for completing the transaction, benefits of the transaction, future opportunities for the combined company and products and any other statements regarding Sybase's or Extended Systems' future expectations, beliefs, goals or prospects constitute forward-looking statements. Any statements that are not statements of historical fact (including statements containing the words "believes," "plans," "anticipates," "expects," "estimates" and similar expressions) should also be considered forward-looking statements. A number of important factors could cause actual results or events to differ materially from those indicated by such forward-looking statements, including the parties' ability to consummate the transaction; the conditions to the completion of the transaction may not be satisfied, or the regulatory approvals required for the transaction may not be obtained on the terms expected or on the anticipated schedule; the possibility that the parties may be unable to achieve all of the benefits of the merger within the expected time-frames or at all and to successfully integrate Extended Systems' operations into those of Sybase; operating costs, customer loss and business disruption (including, without limitation, difficulties in maintaining relationships with employees, customers, clients or suppliers) may be greater than expected following the transaction; the retention of certain key employees at Extended Systems; and the other factors described in Extended Systems' Annual Report on Form 10-K for the year ended June 30, 2004 and its most recent quarterly report filed with the SEC. Extended Systems assumes no obligation to update the information in this communication, except as otherwise required by law. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date hereof.

Additional Information and Where to Find It

        In connection with the merger, Extended Systems has agreed to file a proxy statement and other relevant documents concerning the transaction with the Securities and Exchange Commission (SEC). STOCKHOLDERS OF EXTENDED SYSTEMS ARE URGED TO READ THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors and security holders can obtain free copies of the proxy statement and other documents when they become available by contacting Investor Relations, Extended Systems, 5777 North Meeker Avenue, Boise, Idaho 83713 (Telephone: 800-235-7576 ext. 6276). In addition, documents filed with the SEC by Extended Systems will be available free of charge at the SEC's web site at http://www.sec.gov.

        Information regarding the identity of the persons who may, under SEC rules, be deemed to be participants in the solicitation of stockholders of Extended Systems in connection with the transaction, and their interests in the solicitation, will be set forth in a proxy statement that will be filed by Extended Systems with the SEC.

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Sybase Signs Agreement to Acquire Extended Systems Acquisition Valued at Approximately $71.3 Million